UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 24, 2018

TSR, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-8656	13-2635899
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

400 Oser Avenue, Suite 150, Hauppauge, NY	11788
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 231-0333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5 – Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On July 24, 2018 TSR, Inc. (the “Company” or the “Issuer”) became aware that Joseph Hughes and Winifred Hughes filed Amendments to Statements on Schedule 13D (the “Schedules 13D”) with the United States Securities and Exchange Commission on that date. The Schedules 13D reported as follows:

“On July 20, 2018, James Hughes (the “Seller”), solely in his capacity as representative and attorney-in-fact for Winifred Hughes and Joseph F. Hughes (collectively, the “Hughes”), entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Zeff Capital, LP, QAR Industries, Inc. and Fintech Consulting LLC for the sale of 819,491 shares of Common Stock of the Issuer, which were jointly held by the Hughes. These shares were sold in a privately negotiated transaction for a purchase price of $6.25 per share, or $5,121,819 in the aggregate, which was consistent with the offer previously reported by the Reporting Person in Amendment No. 7. The transactions under the Share Purchase Agreement closed on July 23, 2018 and the Hughes have granted the Buyers an Irrevocable Proxy in respect of the shares of Common Stock of the Issuer sold to the Buyers. As a result of the closing of the transactions under the Share Purchase Agreement, the Hughes no longer own any shares of Common Stock of the Issuer of record or beneficially.”

Zeff Capital, LP, QAR Industries, Inc. and Fintech Consulting LLC acquired, in the aggregate, 41.8% of the Company’s shares of issued and outstanding Common Stock. Amendments to Statements on Schedule 13D previously filed by Joseph Hughes and Winifred Hughes on July 17, 2018 attached an exhibit wherein it was stated that prior to the transaction described in the preceding paragraph, Zeff Capital, LP owned 77,615 shares or 4% of the Company’s issued and outstanding Common Stock.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TSR, INC.
(Registrant)

By:	/s/ John G. Sharkey
John G. Sharkey
Vice President-Finance, Controller and Secretary

Date: July 25, 2018

2